UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2018

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1140 North Williamson Blvd., Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018 to the Board of Directors (the “Board”) of Consolidated-Tomoka Land Co. (the “Company”) approved an increase in the size of the Board from seven to nine members and appointed Messrs. George R. Brokaw and R. Blakeslee Gable to fill the newly created directorships, such appointments to be effective as of October 22, 2018.  Subsequent to such appointments, the Board named Mr. Brokaw to the Audit and Compensation Committees of the Board, and the Board named Mr. Gable to the Audit and Governance Committees of the Board.  Other than as described below regarding the Brokaw Consulting Agreement (as defined below), there are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Messrs. Brokaw and Gable that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Brokaw is a Managing Partner of the investment firm Trafelet Brokaw & Co., LLC.  Prior to forming Trafelet Brokaw & Co., Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC.  Mr. Brokaw’s prior experience also includes roles as Managing Director and Head of Private Equity at Perry Capital, L.L.C. and Managing Director (M&A) at Lazard Frères & Co. LLC.  Mr. Brokaw currently serves on the board of directors of Alico, Inc. (NYSE: ALCO), DISH Network Corporation (NASDAQ: DISH) and Modern Media Acquisition Corp. (NASDAQ: MMDM).

Mr. Gable is the Chief Executive Officer of Barron Collier Companies (the “Collier Companies”), a fourth-generation private investment, agriculture, and land development company based in Naples, Florida.  Mr. Gable began his career with the Collier Companies in 1999, serving various leadership roles including project manager during the establishment of the Ave Maria, Florida community and as vice president of mineral management and real estate.  The assets of the Collier Companies include approximately 1.3 million square feet of commercial properties, approximately 85,000 acres of private land holdings, and one of South Florida’s largest citrus operations.  Prior to joining the Collier Companies, Mr. Gable served as the legislative director for United States Representative Ed Pastor of Arizona.

It is anticipated that Messrs. Brokaw and Gable will participate in the same compensation arrangements as the other non-employee directors of the Company.

During the second quarter of 2018, the Company entered into a transaction (the “Mitigation Bank Transaction”) which consisted of the sale to an unaffiliated third party of an approximately 70% interest in an entity (the “Venture”) that holds approximately 2,492 acres of land that has been permitted for the creation of a wetlands mitigation bank.  The Company retained an approximately 30% non-controlling interest in the Venture.  In connection with the Mitigation Bank Transaction, the Venture and Mr. Brokaw entered into an agreement dated as of June 7, 2018 (the “Brokaw Consulting Agreement”), whereby Mr. Brokaw provides certain consulting services to the Venture, in exchange for which the Venture makes certain payments to Mr. Brokaw.  As of October 17, 2018, the total amount paid to Mr. Brokaw under the Brokaw Consulting Agreement was $31,666.67, and the total amount of future payments thereunder is expected to be approximately $168,333.33.  Mr. Brokaw will continue to provide services to the Venture under the Brokaw Consulting Agreement through the second quarter of 2020, unless terminated earlier by the Venture.

In addition, the Board acknowledged that, pursuant to Section 2.9 of the Company’s Amended and Restated Bylaws, William L. Olivari, and Thomas P. Warlow, who have served on the Board since 2008 and 2010, respectively, will retire from the Board at the 2019 annual meeting of shareholders, and thus will not stand for re-election at said meeting.

A copy of the press release announcing the appointment of Messrs. Brokaw and Gable is furnished as an exhibit to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated October 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2018

By: /s/Mark E. Patten

Mark E. Patten

Senior Vice President and Chief Financial Officer

Consolidated-Tomoka Land Co.